Exhibit 99.1

Overland Storage Reports Fiscal Fourth Quarter and Full Year Results

San Diego, CA – September 4, 2013 – Overland Storage (NASDAQ: OVRL), a trusted global provider of effortless data management and data protection solutions across the data lifecycle, today reported financial results for its fiscal 2013 fourth quarter and full fiscal year ended June 30, 2013.

“We made progress in fiscal 2013 with the growth of our new branded products, including our SnapServer DX series, which grew more than 60% year-over-year,” said Eric Kelly, President and CEO of Overland Storage. “The positive market traction we are seeing with our new branded products and services helped drive gross margin improvement in fiscal 2013 and we expect these branded products to continue to contribute to growth and gross margin improvement in the new fiscal year.

“Our recently announced partnership with Sphere 3D will enable us to introduce a new product line this fiscal year designed to enable enterprises and individuals to securely access applications with full functionality from their mobile devices. The solutions will be delivered as an appliance or as a cloud offering. We expect these new product offerings to give mobile business users the full functionality of software programs or applications on any device, anywhere, anytime, eliminating the application limitations and reducing data management and security problems created by the BYOD (Bring Your Own Device) phenomenon.

“We are excited about the new market opportunities created by this new product line, and opportunities to drive additional sales of our branded storage products through our partnership with Sphere 3D, which includes a supplier agreement under which they will procure their cloud infrastructure solutions from Overland, and a licensing agreement giving us the rights to sell, distribute and license their technology to the commercial market worldwide.”

Highlights:

•	SnapServer DX series product revenue in fiscal 2013 grew 63% year-over-year to $6.2 million.

•	Tape revenue increased 15% in the fourth quarter compared to the preceding quarter.

•	Total product revenue, including both tape and disk revenue increased 10% in the fourth quarter compared to the preceding quarter.

•	Gross margin for fiscal 2013 increased nearly 300 basis points year-over-year to 35.0%.

•	Announced new partnership and the development of an integrated solution delivering scalable storage and the full functionality of any software program or application onto any mobile device anywhere, anyplace, anytime.

•	SnapScale clustered NAS solution won the Editor’s Choice Award for Hardware Product of the Year at The Storage Awards 2013.

•	SnapScale X2 won Favorite Storage Hardware Product at the 2013 People’s Choice Stevie® Awards.

Fiscal Fourth Quarter Financial Results

•	Net revenue for the fourth quarter of fiscal 2013 was $12.1 million, compared to $15.3 million for the fourth quarter of fiscal 2012 and $11.6 million in the third quarter of fiscal 2013.

•	Product revenue for the fourth quarter of fiscal 2013 was $7.6 million, compared to $9.4 million for the fourth quarter of fiscal 2012 and $6.9 million in the third quarter of fiscal 2013.

•	Gross margin for the fourth quarter of fiscal 2013 improved to 36.5%, compared to 31.6% in the fourth quarter of fiscal 2012 and 33.1% in the third quarter of fiscal 2013.

•	Operating expenses for the fourth quarter of fiscal 2013 were $9.4 million, compared to $8.5 million in the fourth quarter of fiscal 2012 and $9.0 million for the third quarter of fiscal 2013.

•	Stock compensation expense was $1.1 million in the fourth quarter of fiscal 2013, compared to $1.2 million for both the fourth quarter of fiscal 2012 and the third quarter of fiscal 2013.

•	Depreciation and amortization was $0.3 million in the fourth quarter of fiscal 2013 compared to $0.5 million in the fourth fiscal quarter of 2012 and $0.3 million in the third quarter of fiscal 2013.

•	Net loss for the fourth quarter of fiscal 2013 was $5.4 million, or a loss of $0.18 per share, compared to a net loss of $2.7 million, or a loss of $0.10 per share, in the fourth quarter of fiscal 2012 and a net loss of $5.1 million, or a loss of $0.17 per share, in the third quarter of fiscal 2013.

Fiscal 2013 Financial Results

•	Net revenue for fiscal 2013 was $48.0 million, compared to $59.6 million for fiscal 2012.

•	Product revenue for fiscal 2013 was $28.8 million, compared to $35.4 million for fiscal 2012.

•	Gross margin for fiscal 2013 increased to 35.0%, compared to 32.1% for fiscal 2012.

•	Operating expenses for fiscal 2013 were $35.7 million, compared to $36.2 million for fiscal 2012. Stock compensation expense, included in operating expense, for fiscal 2013 was approximately $4.6 million, compared to $4.9 million for fiscal 2012. Depreciation and amortization for fiscal 2013 was approximately $1.2 million, compared to $1.6 million for fiscal 2012.

•	Net loss for fiscal 2013 was $19.6 million, or a loss of $0.68 per share, compared to a net loss of $16.2 million, or a loss of $0.66 per share, for fiscal 2012.

•	Cash and cash equivalents at June 30, 2013 was $8.8 million, compared to $10.5 million at June 30, 2012. At June 30, 2013, the Company had $3.5 million outstanding under its credit facility and $13.25 million outstanding under its convertible notes.

Overland also announced today that Lisa Loe has joined the Company as Vice President of Worldwide Sales, responsible for sales strategy, channel partners and customers, and Jillian Mansolf has been named Senior Vice President of Marketing.

“Lisa has a proven track record within both mobility enterprise and data storage of building long-term customer and strategic partner relationships,” said Mr. Kelly. “With her experience at Good Technology, she is one of the few executives within the BYOD space that has built a mobility enterprise channel. She has experience in developing channels and alternative routes to market, and building world-class sales teams that scale. We are excited to have her join the leadership team at Overland as we advance our vision to be the premier data storage provider for the mobile workforce.”

Prior to joining Overland, Ms. Loe was Vice President of Americas Channel and Partner Sales for mobility solutions provider Good Technology, where she was responsible for developing the overall enterprise and market segment business strategy with partners. While at Good Technology, she guided the team in identifying and developing the Company’s industry-leading secure integrated mobile data and application management solutions. Before that, she was Vice President of OEM and Global Strategic Partners at Isilon (now EMC Isilon), a leading provider of NAS and High Performance workflow storage solutions. She has also held senior management positions at McAfee and Symantec. As part of her offer letter, Ms. Loe was granted an inducement stock option at an exercise price equal to the closing price of the Company’s common stock on the grant date for the purchase of up to 75,000 shares of its common stock, and an inducement award of 125,000 restricted stock units, each in accordance with NASDAQ Listing Rule 5635(c)(4).

Investor Conference Call:

Overland will host an investor conference call today, Wednesday, September 4, at 5:00 pm ET (2:00 pm PT) to discuss the Company’s fiscal 2013 fourth quarter and full year financial results. To access the call dial 877-941-1427 (+1 480-629-9664 outside the United States) and when prompted provide the pass code “Overland Storage” to the operator. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, a live and archived webcast of the conference call will be available over the Internet at www.overlandstorage.com in the Investor Relations section. A replay of the conference call will also be available via telephone by dialing (800) 406-7325 (+1 (303) 590-3030 outside the United States) and entering access code, 4637486#, beginning 8:00 p.m. ET on September 4, 2013 through 11:59 p.m. ET on September 11, 2013.

About Overland Storage

Overland Storage is a trusted global provider of effortless data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, archival, and cloud data storage, Overland makes it easy and cost effective to manage different tiers of information over time. Whether distributed data is across the hall or across the globe, Overland enables companies to focus on building their business instead of worrying about data growth. Overland SnapScale, SnapServer, SnapSAN, NEO Series and REO Series solutions are available through a select network of value added resellers and system integrators. For more information, visit www.overlandstorage.com.

Safe Harbor Statement

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs and operating expenses; our ability to achieve the intended cost savings and maintain quality with our manufacturing partner; our ability to generate cash from operations; the ability of our suppliers to provide an adequate supply of components for our products at prices consistent with historical prices; our ability to raise outside capital and to repay our debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to regain compliance with the continued listing requirements of, and thereby maintain the listing of our common stock on the NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; our ability to enforce our intellectual property rights and protect our intellectual property (including the outcome of our ongoing patent litigation); general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Connect with Overland Storage:

Read the Overland blog: http://overlandstorage.com/blog

Follow Overland on Twitter: http://www.twitter.com/OverlandStorage

Visit Overland on Facebook: http://www.facebook.com/OverlandStorage

Overland Storage, SnapScale, SnapSAN, SnapServer, NEO Series, REO Series and the Overland logo are trademarks of Overland Storage, Inc., that may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

Investor Relations Contact:

Todd Kehrli or Jim Byers

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

OVERLAND STORAGE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Net revenue	$12,068	$15,300	$48,020	$59,632
Cost of revenue	7,660	10,459	31,220	40,472

Gross profit	4,408	4,841	16,800	19,160

Operating expenses:
Sales and marketing	4,434	3,880	17,574	16,178
Research and development	1,665	1,791	6,522	8,148
General and administrative	3,271	2,802	11,579	11,848

Total expenses	9,370	8,473	35,675	36,174

Loss from operations	(4,962)	(3,632)	(18,875)	(17,014)
Interest income	—	377	3	377
Interest expense	(327)	(22)	(594)	(100)
Other income (expense), net	(92)	589	(16)	655

Loss before income taxes	(5,381)	(2,688)	(19,482)	(16,082)
Provision for income taxes	44	6	165	79

Net loss	$(5,425)	$(2,694)	$(19,647)	$(16,161)

Net loss per share:
Basic and diluted	$(0.18)	$(0.10)	$(0.68)	$(0.66)

Shares used in computing net loss per share:
Basic and diluted	29,996	27,644	28,841	24,487

OVERLAND STORAGE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,	Three Months Ended March 31,
	2013	2013
	(Unaudited)	(Unaudited)
Net revenue	$12,068	$11,642
Cost of revenue	7,660	7,790

Gross profit	4,408	3,852

Operating expenses:
Sales and marketing	4,434	4,662
Research and development	1,665	1,669
General and administrative	3,271	2,659

Total expenses	9,370	8,990

Loss from operations	(4,962)	(5,138)
Interest income	—	—
Interest expense	(327)	(179)
Other income (expense), net	(92)	235

Loss before income taxes	(5,381)	(5,082)
Provision for income taxes	44	4

Net loss	$(5,425)	$(5,086)

Net loss per share:
Basic and diluted	$(0.18)	$(0.17)

Shares used in computing net loss per share:
Basic and diluted	29,996	29,390

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEETS INFORMATION

(In thousands)

	June 30, 2013	June 30, 2012
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$8,831	$10,522
Accounts receivable, net	6,640	9,193
Inventories	10,354	10,658
Other current assets	1,923	3,779

Total current assets	27,748	34,152
Property and equipment, net	2,014	1,446
Other assets	1,641	2,662

Total assets	$31,403	$38,260

LIABILITIES & EQUITY (DEFICIT)
Current liabilities	$21,064	$26,759
Long-term debt	16,750	3,500
Other long-term liabilities	3,885	4,960
Shareholders’ equity (deficit)	(10,296)	3,041

Total liabilities and equity (deficit)	$31,403	$38,260